Exhibit 99.1

ReNew Power, India’s Leading Renewable Energy Company,

to Publicly List through Business Combination with

RMG Acquisition Corporation II in $8 Billion Transaction

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ReNew Power, India’s leading renewable energy company, has entered into a definitive business combination agreement with RMG Acquisition Corporation II (“RMG II”); upon closing, the combined entity is expected to be listed on the NASDAQ under the new ticker symbol “RNW”

•	Pro forma consolidated & fully diluted enterprise value of approximately $8 billion; transaction expected to close in the second quarter of 2021, subject to customary closing conditions

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Total anticipated proceeds of $1.2 billion, comprised of $855 million, upsized, fully-committed private placement of common stock in ReNew Power (the “PIPE”) and $345 million of gross cash held in trust by RMG II, subject to redemptions; anticipated net primary proceeds of approximately $610 million to fund the company’s accelerated growth strategy and pay down debt

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The upsized PIPE was anchored by marquee institutional investors including funds and accounts managed by BlackRock, BNP Paribas Energy Transition Fund, Mr. Chamath Palihapitiya, Sylebra Capital, TT International Asset Management Ltd, TT Environmental Solutions Fund and Zimmer Partners

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ReNew Power’s vertically integrated business model and predictable cash flows, supported by long-term power purchase agreements, make the company among the most profitable in the sector, not only in India, but worldwide; with renewable energy far cheaper than energy generated by fossil fuels, the coming decade is expected to see accelerated growth in renewable energy development

•	RMG II management has significant experience in the international energy sector

NEW DELHI, INDIA / NEW YORK, NY (February 24, 2021) — ReNew Power Private Limited (“ReNew” or “the Company”), India’s leading pure-play renewable energy producer, and RMG Acquisition Corporation II (“RMG II”) (NASDAQ: RMGB) announced today, the execution of a definitive agreement for a business combination that would result in ReNew becoming a publicly listed company on the NASDAQ.

Upon closing of the transaction, the combined company would be named ReNew Energy Global PLC and would be publicly listed under the symbol “RNW”. The transaction would further bolster ReNew’s leading position in solar and wind energy generation for the Indian market, by funding medium-term growth opportunities, as well as paying down debt.

ReNew Power – India’s Leading Pure-Play Renewable Energy Company

Founded in 2011, ReNew is India’s leading renewable energy independent power producer (IPP), and among the top 15 largest renewable IPPs globally by capacity, with a portfolio of more than 100 operational utility-scale wind and solar energy projects spread across 9 Indian states. The Company also owns and operates distributed solar energy projects for more than 150 commercial and industrial customers across India.

ReNew was the first Indian renewable energy company to cross commissioned capacity milestones of 1 gigawatt (GW) and 2 GW, and is presently the only company in the Indian renewable energy sector with over 5 GW of operational capacity. The Company currently has an aggregate capacity of close to 10 GW (including capacity already won in competitive bids).

ReNew’s growth has been aided by stable cash flows, secured through long-term contracts with well-regarded counterparties. Currently, ReNew’s total utility-scale committed capacity is contracted under power purchase agreements (PPAs) with an average duration of more than 24 years. A bulk of these contracts are with central government agencies, such as the Solar Energy Corporation of India (SECI) and NTPC Limited. Over the last 10 years, ReNew has also forged a robust and well diversified network of suppliers, enabling adoption of the best technologies, at optimal cost, across its projects portfolio.

Beyond generation of clean power, ReNew has also developed expertise in ancillary areas such as energy storage. In 2020, ReNew won two unique tenders floated by SECI to ensure firm, reliable, and affordable supplies of green power. This included India’s first tender for round-the-clock power supply from renewables, and a tender for a renewable energy project to address peak power demand by combining wind-solar hybrid generation with battery storage.

During 2020, ReNew also entered into the emerging digital services business, with the acquisition of Climate Connect, a Pune, India-based company, and a leading player in AI-enabled grid management and load forecasting.

Market Overview – Renewable Energy Demand in India Poised to Grow

ReNew’s business model is reinforced by recent trends in the Indian power generation market, as well as the Indian government’s green energy targets over the next decade. India’s per capita electricity consumption is poised for rapid growth in the next decade, with approximately two-thirds of this incremental demand being met by power from renewable sources. India’s global climate commitments regarding reduction of carbon emissions will dictate a transformational change in the power generation mix – away from fossil fuels, in favor of renewables. At the same time, the Indian government’s ambitious target of 450 GW of installed renewables capacity by 2030, a 5x increase over current levels, indicates huge market potential. A steady reduction in costs of generation, driven by technological advances and well-contested auctions will further accelerate renewables adoption.

As India’s energy transition gathers pace, ReNew’s at-scale, geographically-diversified, multi-technology approach, backed by disciplined project execution and superior financial discipline will help the Company sustain its high growth trajectory.

Management & Stockholder Commentary

“The Indian renewable energy sector has grown rapidly over the last decade,” said Sumant Sinha, Founder, Chairman & Chief Executive Officer of ReNew. “During this time, ReNew has been a driving force in making sure that the sources of this growth are sustainable, and also economically competitive. Over the next decade, ReNew plans to maintain its track record of market share growth, and contribution to the greening of the Indian power sector, and to help meet the Indian government’s ambitious renewable energy targets. Over time, we will expand our capabilities even further, with utility-scale battery storage, and customer focused intelligent energy solutions. ReNew’s vision is to enhance its position as a global leader in the clean energy space, to continue leading India’s ongoing clean energy transition, and to assist in deepening electrification and decarbonization of the Indian economy.”

“When we closed our IPO in December, we were looking to partner with a company driving change on a global scale, with a proven track record, and best-in-class management,” remarked Bob Mancini, Chief Executive Officer and Director of RMG II. “We found that company in ReNew, and are excited to be partnering with an incredibly talented management team, led by Sumant. Our diligence on ReNew confirmed that the company was not only the leading, but the best-positioned renewable energy firm in India. Its commitment to measured growth through long-term partnerships with Indian central and state government agencies, scale, technological innovation, and strong financial position should enable ReNew to take advantage of the incredibly positive trends in the Indian power market over the next decade and beyond. We are proud to be a part of this incredible story.”

“Since our founding partnership with Sumant Sinha, ReNew Power has exemplified our focus on supporting strong management teams and fast-growing market leaders in renewable energy,” said Michael Bruun, a Managing Director in the Asset Management Division of Goldman Sachs. “We have been proud to welcome many of the world’s most well-known investors to partner with us over the years. Now with this milestone event, we are pleased to see an even larger number of investors be a part of this important ESG journey.”

Transaction Overview

The pro forma consolidated & fully diluted market capitalization of the combined company would be approximately $4.4 billion at the $10 per share PIPE subscription price, assuming no RMG II shareholders exercise their redemption rights. Gross cash proceeds are estimated to be approximately $1.2 billion, comprised of $855 million from the PIPE and approximately $345 million of cash held in trust by RMG II, before any adjustments due to potential redemptions by RMG II shareholders.

Proceeds will be used to support ReNew’s growth strategy, including the buildout of its contracted, utility-scale renewable power generation capacity, as well as to reduce debt. ReNew’s management, and its current group of stockholders, including Goldman Sachs, the Canada Pension Plan Investment Board (CPP Investments), Abu Dhabi Investment Authority, and JERA Co., Inc. (JERA), among others, who together own 100% of ReNew today, will be rolling a majority of their equity into the new company, and are expected to represent approximately 70% of the effective company ownership upon transaction close.

ReNew’s leadership will remain intact, with Sumant Sinha as Chairman & Chief Executive Officer of the combined company, overseeing its strategic growth initiatives and expansion.

The Board of Directors of the combined company will include representation from ReNew’s existing stockholders, RMG II, and independent directors. Bob Mancini will be the appointee from RMG II to the Board. Other Board appointments will be made prior to closing.

The transaction has been approved by the ReNew board of directors and the RMG II board of directors. Completion of the proposed transaction is subject to customary closing conditions, including approval from the Competition Commission of India and of the stockholders of RMG II, and the transaction is expected to close in the second quarter of 2021.

Advisors

Goldman Sachs (India) Securities Private Limited and Morgan Stanley India Company Private Limited (“Morgan Stanley”) are serving as financial advisors to ReNew in connection with the business combination. Morgan Stanley & Co. LLC is acting as joint placement agent to RMG II on the PIPE. Latham & Watkins LLP, Nishith Desai & Associates and Cyril Amarchand Mangladas are serving as legal advisors to ReNew.

BofA Securities is serving as exclusive financial advisor to RMG II, and also acting as lead placement agent on the PIPE. Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to RMG II. Khaitan & Co LLP is serving as legal advisor to RMG II on Indian legal aspects.

Ropes & Gray LLP is serving as counsel to the placement agents on the PIPE.

Investor Conference Call Information

ReNew and RMG II will host a joint investor conference call to discuss the proposed transaction today, Wednesday, February 24, 2021 at 8:30 AM EST.

To listen to the prepared remarks via telephone, dial 1-877-407-9039 (U.S.) or 1-201-689-8470 (International) and an operator will assist you. A telephone replay will be available at 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), passcode: 13716796, through March 10, 2021 at 11:59 PM EST.

About ReNew Power Private Limited

ReNew Power Private Limited is India’s leading renewable energy independent power producer (IPP) by capacity, and is the 12th largest global renewable IPP by generation capacity. ReNew develops, builds, owns and operates utility-scale wind and solar energy projects, as well as distributed solar energy projects that generate electric power for commercial and industrial customers. As of December 2020, ReNew had a total capacity of close to 10 GW of wind and solar power assets across India, including commissioned and committed projects. ReNew has a strong track record of organic and inorganic growth. ReNew’s current group of stockholders contains several marquee investors including Goldman Sachs, CPP Investments, Abu Dhabi Investment Authority, GEF SACEF and JERA. www.renewpower.in

About RMG Acquisition Corporation II

RMG Acquisition Corporation II (NASDAQ: RMGB) is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. RMG II raised $345 million in its December 14, 2020 IPO, which was upsized due to strong demand and included the underwriters’ full over-allotment option. RMG II is sponsored and led by the management team of Jim Carpenter, Bob Mancini, and Phil Kassin, who together have over 100 years of combined principal investment, operational, transactional, and CEO and public company board level leadership experience. RMG II intends to capitalize on the ability of its management team to identify, acquire and operate businesses across a broad range of sectors that may provide opportunities for attractive long-term risk-adjusted returns. www.rmgacquisition.com/

Important Information About the Business Combination and Where to Find It

In connection with the proposed business combination, RMG II intends to file preliminary and definitive proxy statements/prospectuses with the Securities and Exchange Commission (“SEC”). The preliminary and definitive proxy statements/prospectuses and other relevant documents will be sent or given to the stockholders of RMG II as of the record date established for voting on the proposed business combination and will contain important information about the proposed business combination and related matters. Stockholders of RMG II and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and any amendments thereto and, once available, the definitive proxy statement/prospectus, in connection with RMG II’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination because the proxy statement/prospectus will contain important information about RMG II, ReNew and the proposed business combination. When available, the definitive proxy statement/prospectus will be mailed to RMG II’s stockholders as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of the proxy statement/prospectus, without charge, once available, at the SEC’s website at www.sec.gov/ or by directing a request to: RMG Acquisition Corporation II, 50 West Street, Suite 40C, New York, NY 10006, Attention: Secretary, telephone: (212) 785-2579. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

RMG II, ReNew and their respective directors and executive officers may be deemed participants in the solicitation of proxies from RMG II’s stockholders in connection with the business combination. RMG II’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of RMG II in RMG II’s final prospectus filed with the SEC on December 11, 2020 in connection with RMG II’s initial public offering. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to RMG II’s stockholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus for the proposed business combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the proxy statement/prospectus that RMG II intends to file with the SEC.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this press release, regarding RMG II’s proposed business combination with ReNew, RMG II’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the respective management of RMG II and ReNew and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of RMG II or ReNew. Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the business combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the business combination or that the approval of the stockholders of RMG II or ReNew is not obtained; failure to realize the anticipated benefits of business combination; risk relating to the uncertainty of the projected financial information with respect to ReNew; the amount of redemption requests made by RMG II’s stockholders; the overall level of consumer demand for ReNew’s products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of ReNew’s customers; ReNew’s ability to implement its business strategy; changes in governmental regulation, ReNew’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to ReNew’s business, as a result of the COVID-19 pandemic and government actions and restrictive measures implemented in response; stability of ReNew’s suppliers, as well as consumer demand for its products, in light of disease epidemics and health-related concerns such as the COVID-19 pandemic; the impact that global climate change trends may have on ReNew and its suppliers and customers; ReNew’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, RMG II’s information systems; fluctuations in the price, availability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. More information on potential factors that could affect RMG II’s or ReNew’s financial results is included from time to time in RMG II’s public reports filed with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as well as the preliminary and the definitive proxy statements/prospectuses that RMG II intends to file with the SEC in connection with RMG II’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination. If any of these risks materialize or RMG II’s or ReNew’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither RMG II nor ReNew presently know, or that RMG II and ReNew currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect RMG II’s and ReNew’s expectations, plans or forecasts of future events and views as of the date of this press release. RMG II and ReNew anticipate that subsequent events and developments will cause their assessments to change. However, while RMG II and ReNew may elect to update these forward-looking statements at some point in the future, RMG II and ReNew specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing RMG II’s or ReNew’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

This press release should not be considered as an advertisement, invitation, offer, sale or solicitation of an offer to subscribe for or purchase any securities, whether by way of private placement or to the public in India nor shall it or any part of it form the basis of or be relied on in connection with any contract, commitment or any investment decision in relation thereto in India.

Securities will not be offered or sold, and have not been offered or sold, in India by means of any offering document or other document or material relating to the securities, directly or indirectly, to any person or to the public in India. This communication or any offering memorandum or prospectus (or equivalent disclosure document) produced in connection with the offering of securities is not an offer document or an offering circular or a “private placement offer cum application letter” or a “prospectus” under the Companies Act, 2013, as amended, the Securities and Exchange Board of India (Issue of Capital and Disclosure Requirements) Regulations, 2018, as amended or any other applicable law in India. This announcement has not been and will not be registered as a “prospectus” or a statement in lieu of prospectus in respect of a public offer, information memorandum or “private placement offer cum application letter” or any other offering material with any Registrar of Companies in India or the Securities and Exchange Board of India or any other statutory or regulatory body of like nature in India, save and except for any information relating to the securities which is mandatorily required to be disclosed or filed in India under any applicable laws, and no such document will be circulated or distributed to any person in India.

Contacts:

ReNew Power Private Limited

For Investors:

IR@renewpower.in

Caldwell Bailey, ICR Inc.

For Media:

PR@renewpower.in

Cory Ziskind, ICR, Inc.

RMG Acquisition Corporation II

For Media & Investors:

Philip Kassin

President & Chief Operating Officer

pkassin@rmginvestments.com